                           CHARTWELL LEISURE INC.
                        INSTRUCTIONS TO RECORD HOLDER

            The undersigned acknowledge(s) receipt of your letter and the enclosed materials referred to therein relating to the offering of shares of Common Stock.

            This will instruct you whether to exercise or attempt to sell (or direct the Subscription Agent to attempt to sell) Rights to purchase Common Stock distributed with respect to the Common Stock held by you for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Prospectus.

1.    [ ]   Please DO NOT EXERCISE RIGHTS for shares of Common Stock.

2.    [ ]   Please EXERCISE RIGHTS for shares of Common Stock as set forth below:
             Basic Subscription Right:_______________ X $14.00 = $______(a)
                                      (no. of shares)

             Oversubscription Right:_______________ X $14.00 = $______(b)
                                    (no. of shares)

             Total Payment Required =$______(c)

      [ ]   Payment in the following amount is enclosed: $______(d)

      [ ]   Please deduct payment from the following account maintained by you as follows:

             Type of Account:_________________ Account No.:_________________

             Amount to be deducted: $_________________(e)

3.    [ ]   Please DIRECT THE SUBSCRIPTION AGENT TO ATTEMPT TO SELL _________
            RIGHTS held for my account.

4.    [ ]   Please attempt to SELL ________ RIGHTS other than through the
Subscription Agent.

_________________________________________

_________________________________________

_________________________________________
            Signature(s)

  Please type or print name(s) below

_________________________________________  Date:__________________, 1997

_________________________________________